Exhibit 99.2

P.O. Box 126
Hunt Valley, MD 21030-0126

410-628-6600
410-683-6498 fax
www.unitedindustrial.com

Frederick M. Strader

President & CEO

August 17, 2004

Jonathan A. Greenberg

4803 Scarsdale Road

Bethesda, Maryland 20816

Dear Jonathan:

This will confirm our offer of employment with United Industrial Corporation (“UIC” or the “Company”) commencing September 1, 2004.

As we have discussed, you will serve as Vice President, General Counsel and Secretary of the Company, and will work under the direction of the President and CEO of the Company and, to the extent appropriate, the Board of Directors of the Company, rendering such services to UIC and its subsidiaries and affiliates (including but not limited to AAI Corp.) as normally are associated with such positions and such other positions to which you may be appointed.  Your principal place of employment shall be at the offices of UIC currently located in Hunt Valley, Maryland.  In connection with your employment, you may be required from time to time to travel on behalf of the Company.

You will receive a base salary of $250,016.00 per annum, payable in accordance with the Company’s normal payroll practices, and you will be eligible for an annual management incentive plan award under which you will be eligible for a target incentive award of forty percent (40%) of base salary, with a maximum award equal to two hundred percent (200%) of target.  Your award, which will be prorated for 2004, shall be based on meeting certain goals and benchmarks which we will discuss as soon after the commencement of your employment as practicable.  Awards are normally payable in March of the following year.  The Company’s management incentive plan, and the determination of awards, goals and benchmarks thereunder, are fully discretionary with the Company and the Company reserves the right to modify, terminate or replace the current plan.

In addition, you will receive the following benefits:

1.               You will accrue vacation at the rate of 13.4 hours per month for an annual total of four (4) weeks.

2.               In addition to the foregoing, you will be awarded 25,000 options to purchase UIC stock, with an exercise price equal to the closing price of UIC shares on the day you commence employment with the Company.  One-third (1/3) of these options vest on the 1st three anniversaries of your start date.  This grant shall be made as of the day you commence employment and shall be subject to and governed by the terms of the United Industrial Corporation 2004 Stock Option Plan, the stock option agreement and all applicable Board resolutions.

3.               You will also participate in all other benefit plans generally available to the senior officers of the Company, as such plans may be modified from time to time.

4.               Relocation – The Company will pay for the moving and packing of your household goods and reimburse your settlement costs on the purchase of your new home per the attached relocation policy.

In the event your employment is terminated without cause or you resign for good reason within six (6) months of a change in control (as defined in the 2004 United Industrial Corporation Stock Option Plan), you shall be entitled to receive (subject to executing a release in such form as required by the Company), continuation of your current salary and benefits (minus applicable withholdings and deductions) for a period of 12 months.  “Good reason” shall mean that at or after any such change in control, without your written consent:  (i) your title is diminished or there is a material diminution of your then existing duties, authority and responsibilities or compensation; or (ii) your office is relocated by more than fifty (50) miles from its location immediately prior to the change in control.

This offer is contingent upon satisfactory results from your post-offer physical examination.  You will be required to obtain a United States government top security clearance once you become an employee of the Company.

Please note that employment with UIC is “at will,” meaning that you or the Company can terminate the employment relationship at any time and for any reason, with or without notice.  In the event of termination by either party other than in connection with a change in control, you shall be entitled to earned but unpaid salary through the date of termination, accrued but unpaid vacation pay and accrued but unpaid incentive pay, but only to the extent such incentive pay is payable prior to the date of termination under the terms of the plan then in effect, and thereafter the Company shall have no further obligations to you.

If the terms and conditions meet with your understanding, please sign and date this letter and return it to me at your earliest convenience.

We look forward to your positive reply and your immediate contributions to a mutually successful future.

Sincerely,

/s/ Frederick M. Strader

Frederick M. Strader

/s/Jonathan A. Greenberg	8/17/04

P.O. Box 126

Hunt Valley, Maryland 21030-0126

(410) 628-6600

Fax: (410) 628-3644

mailto:Strader@aaicorp.com